Exhibit 1.2

Myseum, Inc.

First amendment to

COMMON STOCK

SALES AGREEMENT

February 6, 2026

The Benchmark Company, LLC

150 E. 58th Street, 17th Floor

New York, NY 10155

Ladies and Gentlemen:

Reference is made to the sales agreement dated February 10, 2025 (the “Sales Agreement”) between Myseum, Inc. (formerly DatChat Inc.), a Nevada corporation, (the “Company”) and Benchmark Company, LLC (“Sales Agent”) relating, among other matters, to the issuance and sale, to or through the Sales Agent, of shares of the Company’s common stock, $0.0001 par value per share, as described therein.

Capitalized terms used herein without definition shall have the meanings ascribed to them in the Sales Agreement.

The parties wish to amend the Sales Agreement as provided herein.

The Company and Sales Agent, therefore, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree to amend the Sales Agreement as provided herein.

1. Amendments.

(a)	The first sentence of the second paragraph of Section 1 of the Sales Agreement is hereby deleted in its entirety and replaced with the following:

“The Company has filed, in accordance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), with the Commission, a shelf registration statement on Form S-3 (File No. 333-291818), including a base prospectus, relating to certain securities, including the shares of Common Stock, to be issued from time to time by the Company, and which incorporates by reference documents that the Company has filed or will file in accordance with the provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the “Exchange Act”).”

(b)	All references to DatChat Inc. in the Sales Agreement shall be changed to Myseum, Inc.

2. Remaining Validity. All terms and conditions of the Sales Agreement not affected by the amendments thereto effected by this letter agreement are hereby reaffirmed and remain unchanged and in full force and effect.

3. Governing Law. This first amendment to Sales Agreement shall be governed by and construed in accordance with the law of the State of New York.

4. Headings. The section headings in this letter agreement are intended for convenience and reference only and are not intended to define, limit, or describe the scope or intent of any provisions hereof.

5. Counterparts. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This letter agreement may be executed with electronic, facsimile, or e-mailed signatures. Such signatures shall be deemed valid for all purposes as if they were signed by hand.

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In acknowledgement of that foregoing correctly sets forth our understanding, please sign the in space provided below, whereupon the Sales Agreement shall be amended as provided hereby.

Very truly yours,

BENCHMARK COMPANY, LLC

By:	/s/ John J. Borer III
	Name:	John J. Borer III
	Title:	Senior Managing Director

Accepted and agreed,
as of the date first above written:

MYSEUM, INC.

By:	/s/ Darin Myman
	Name:	Darin Myman
	Title:	Chief Executive Officer